Exhibit 99.1

Bristol-Myers Squibb Appoints Giovanni Caforio, M.D., Chief Executive Officer Effective May 5; Lamberto Andreotti to Become Chairman

(NEW YORK, January 20, 2015) — Bristol-Myers Squibb Company (NYSE: BMY) today announced a number of leadership changes approved by its board of directors and effective at the close of the annual Shareholders’ Meeting on May 5.

•                  Giovanni Caforio, M.D., 50, will become chief executive officer of the company.

•                  Lamberto Andreotti, 64, will become executive chairman of the board of directors on May 5 and will continue to serve as chairman after his retirement on August 3.

•                  James M. Cornelius, 71, has chosen not to stand for re-election as non-executive chairman and will retire from the board.

•                  Togo D. West, Jr., 72, will become the lead independent director on the company’s board.

“I want to thank Jim Cornelius for his many years at BMS,” Andreotti said. “Through his leadership and strategic vision, Jim oversaw the successful transformation of our company. As CEO of Bristol-Myers Squibb, I am grateful to have had his guidance as a mentor and a friend.”

“I also want to express my excitement that Giovanni has been appointed to succeed me as CEO,” Andreotti said.  “I have a high level of confidence in Giovanni that is shared by everyone who has seen him consistently and successfully drive performance. He has an unmatched breadth and depth of experience. From his start in a medical role to his experience as a general manager to his roles as chief commercial officer and chief operating officer, Giovanni has demonstrated a unique ability to work across the organization to bring innovative medicines to patients.”

“I am honored to have the privilege to lead this great company,” Caforio said. “Lamberto has led the successful transformation of BMS from a broad-based health care company to a Diversified Specialty BioPharma leader with his passion for our business, our people and, most importantly, our patients. I look forward to working with our very talented team of people at BMS to build on what we’ve accomplished, to deliver on the promise of our innovative portfolio and to continue to make a real difference for our patients.”

“This is an extraordinary company of talented people with incomparable passion and dedication to helping patients,” Cornelius said. “With Giovanni’s appointment as CEO and Lamberto’s appointment as chairman, we ensure the continuation of both the leadership and strategy that have made BMS successful.”

Caforio brings a broad range of experience to his role as CEO. Through ever-expanding roles, Caforio has made significant contributions to improving the company’s strategic focus and operational performance. He helped build the company’s leadership in immuno-oncology through his roles in U.S. and Global Oncology.  As chief commercial officer and chief operating officer he led the transformation of the company’s global commercial organization into one uniquely designed to be able to differentially invest in the most important opportunities.  As a member of the company’s Senior Management Team since 2011 and the company’s board of directors since 2014, Caforio has been integral in shaping the company’s successful transformation to a Diversified Specialty BioPharma company.  A trained physician, Caforio began his career in Medical Affairs at Abbott Laboratories. He joined Bristol-Myers Squibb in 2000 as vice president and general manager, Italy. Caforio earned his M.D. from the University of Rome prior to joining the pharmaceutical industry.

Andreotti joined Bristol-Myers Squibb in 1998 as vice president and general manager, Italy and European Oncology. He held a number of roles of increasing responsibility and was elected to the board of directors in March 2009. He became CEO in May 2010. He also sits on the board of directors of E. I. du Pont de Nemours and Company.

Cornelius has been non-executive chairman since May 2010. He served as chairman and chief executive officer from February 2008 to May 2010 and served as our chief executive officer from September 2006 to February 2008. Cornelius is the non-executive chairman of the board of directors of Mead Johnson Nutrition Company.

About Bristol-Myers Squibb

Bristol-Myers Squibb is a global biopharmaceutical company whose mission is to discover, develop and deliver innovative medicines that help patients prevail over serious diseases. For more information, please visit www.bms.com or follow us on Twitter at http://twitter.com/bmsnews.

Contact:

Bristol-Myers Squibb

Media: Jennifer Fron Mauer, 609-252-6579, jennifer.mauer@bms.com; or Ken Dominski, 609-252-5251, ken.dominski@bms.com.

or

Investors: John Elicker, 609-252-4611,  john.elicker@bms.com; or Ranya Dajani, 609-252-5330, ranya.dajani@bms.com.